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ASSET PURCHASE AGREEMENT

By and Among

PROMEDCO, INC.,
PROMEDCO OF ABILENE, INC.
and

ABILENE DIAGNOSTIC CLINIC, P.L.L.C.


January 19, 1996









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TABLE OF CONTENTS

(This Table of Contents is not a part of the Agreement and is only for convenience of reference.)
                                                                       Page
ARTICLE I. PURCHASE OF CERTAIN ASSETS.................................   1
    1.1    Purchase of Certain Assets.................................   1
    1.2    Financial Books and Records................................   2
    1.3    Assumption of Certain Liabilities..........................   2
    1.4    Liabilities Not Assumed....................................   2
    1.5    Service Agreement..........................................   3
    1.6    Collection of Accounts Receivable..........................   3
    1.7    Right of Offset............................................   3
    1.8    Occasional Sale............................................   4

ARTICLE II.PURCHASE PRICE.............................................   4
    2.1    Purchase Price.............................................   4
    2.2    Adjustment to Purchase Price...............................   5
    2.3    Stockholders Agreement.....................................   5
    2.4    Tax........................................................   5
    2.5    Allocation of Purchase Price...............................   5

RTICLE III. CLOSING...................................................   6

ARTICLE IV. ITEMS TO BE DELIVERED AT OR PRIOR
TO CLOSING/CONDITIONS TO CLOSING......................................   6
    4.1       By ADC..................................................   6
    4.2       By Purchaser............................................   6
    4.3       Conditions to Purchaser's Obligations...................   7
    4.4       Conditions to ADC's Obligations.........................   8

ARTICLE V. ITEMS TO BE DELIVERED AT OR PRIOR TO EXECUTION.............   9
    5.1     Employment Agreements.....................................   9

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF ADC....................   9
    6.1   Organization and Authority to Enter into Agreements.........   9
    6.2       Material Contracts......................................   9
    6.3          Insurance; Malpractice...............................   10
    6.4          No Changes Prior to Closing Date.....................   10
    6.5        Title; Condition.......................................   10
    6.6          Litigation, Court Orders and Decrees.................   11
    6.7          Permits and Licenses.................................   11
    6.8          Authority............................................   11
    6.9        Tax Matters............................................   11
    6.10    Employee Benefit Plans....................................   12
    6.11    Third Party Relations.....................................   13
    6.12    Leased Property...........................................   13
    6.13    Compliance with Applicable Laws...........................   14
    6.15    Environmental Matters.....................................   14
    6.16    Healthcare Compliance.....................................   14
    6.17    Fraud and Abuse...........................................   14
    6.18    Facility Compliance.......................................   15
    6.19    Rates and Reimbursement Policies..........................   15
    6.20    Accounts Receivable.......................................   15
    6.21    Trade Relations...........................................   16
    6.22    [Reserved]................................................   16
    6.23    Full Disclosure...........................................   16
    6.24    Liabilities...............................................   16
    6.25    Investment Representation and Access......................   16
    6.26    Membership Interest.......................................   17
    6.27     Financial Statements.....................................   18


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ARTICLE VII.  REPRESENTATIONS AND WARRANTIES OF PURCHASER............   18
    7.1         Organization.........................................   18
    7.2         Authority............................................   18
    7.3         Absence of Litigation................................   19
    7.4         Shares...............................................   19
    7.5         Financial Statements.................................   19
    7.6         Trade Relations......................................   19
    7.7         ProMedCo Stock Options and Warrants..................   19
    7.8         Fraud and Abuse......................................   19
    7.9         Full Disclosure......................................   20

ARTICLE VIII.  CONDUCT OF BUSINESS: REVIEW...........................   20
    8.1      Conduct of Business of ADC..............................   20
    8.2     Review of ADC by ProMedCo................................   20

ARTICLE IX.  TRANSFERS AND FURTHER ASSURANCES........................   21

ARTICLE X.  INDEMNIFICATION..........................................   21
    10.1    Indemnification..........................................   21
    10.2    Rules Regarding Indemnification..........................   22
    10.3    Survival.................................................   23
    10.4    Notice to ADC: Opportunity to Defend.....................   23
    10.5    Notice to Purchaser: Opportunity to Defend...............   23
    10.6    Security for Indemnity...................................   23
    10.7    Indemnification Deductible...............................   23

ARTICLE XI.  EXPENSES................................................   24

ARTICLE XII. COSTS...................................................   24

ARTICLE XIII. TERMINATION............................................   24

ARTICLE XIV.  NOTICES................................................   25

ARTICLE XV.  AMENDMENT AND WAIVER....................................   25

ARTICLE XVI.  EMPLOYEES - EMPLOYEE BENEFITS..........................   26
    16.1     Affected Employees......................................   26
    16.2     Responsibilities........................................   26
    16.3     Payroll and Payoll Taxes................................   26
    16.4     Termination Benefits....................................   26
    16.5    Employee Benefit Plans...................................   27

ARTICLE XVII.  DEFINITIONS...........................................   27

ARTICLE XVIII.  MISCELLANEOUS........................................   28
    18.1       Press Release.........................................   28
    18.2       Binding Effect........................................   28
    18.3       Entire Agreement......................................   28
    18.4       Governing Law; Venue..................................   28
    18.5       Counterparts..........................................   28
    18.6       Headings..............................................   28
    18.7       Finders...............................................   28
    18.8       No Third Party Benefit................................   28
    18.9       Materiality...........................................   28
    18.10      Arbitration...........................................   29
    18.11      Assignment and Delegation.............................   29
    18.12      Knowledge.............................................   29




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ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into this the 19th day of January, 1996, by and among ABILENE DIAGNOSTIC CLINIC, P.L.L.C., a professional limited liability company organized under the laws of the State of Texas (hereinafter referred to as "ADC"), PROMEDCO, INC., a corporation organized under the laws of the State of Texas (hereinafter referred to as "ProMedCo") and PROMEDCO OF ABILENE, INC., a corporation organized under the laws of the State of Texas (hereinafter referred to as "POA").

                                 WITNESSETH:

         WHEREAS, ADC is the owner and operator of a group medical practice in Taylor County, Texas ("Practice") and is engaged in the practice of providing medical care to patients;

         WHEREAS, ProMedCo, through its 100% owned subsidiary POA, is engaged in the business of providing medical practice facilities, nonmedical personnel, and medical practice management and administrative services (ProMedCo and POA being herein collectively referred to as "Purchaser");

     WHEREAS, ADC wishes to transfer certain of the Practice Assets to POA in exchange for voting shares of ProMedCo; and

     WHEREAS, the parties desire to set forth in writing the terms and conditions under which said exchange will be consummated.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed as follows:

                                  ARTICLE I.
                         PURCHASE OF CERTAIN ASSETS

        1.1 Purchase of Certain Assets. On the Closing Date (as hereafter defined) ProMedCo and POA shall acquire from ADC certain of the Practice assets (the "Practice Assets") of ADC. The Practice Assets shall be more particularly described on Exhibit 1. 1.

        The Practice Assets shall include, but not be limited to ADC's certain accounts receivable, furnishings and equipment that are currently covered under the Hospital Agreements referenced in Section 1.5. The furnishings and equipment subject to the Hospital Agreements shall become the property of POA upon the reimbursement of ADC by POA for the cost of the furnishings and equipment as specified in the purchase option detailed in the Hospital Agreements. The reimbursement of ADC by POA, in the event that the Hospital Agreements complete their initial terms, shall be the reacquisition price incurred by ADC according to the Hospital Agreements for furnishings, equipment and replacements thereof purchased by the hospitals prior to January 17, 1996, plus any furnishings, equipment and replacements thereof that were

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purchased pursuant to the Hospital  Agreements after January 17, 1996, that were approved by the Policy Council, as defined in that Interim Services Agreement between the parties dated January 19, 1996 (the "Interim Services Agreement"). In the event that the Hospital Agreements are terminated, with or without cause by ADC prior to the initial term of the Hospital Agreements, then the reimbursement of ADC by POA shall be limited to ten percent (10%) of the original acquisition price of such furnishings, equipment and replacements thereof that were purchased pursuant to such Hospital Agreements prior to January 17, 1996, plus the reacquisition price, according to the terms of such Hospital Agreements, of any furnishings, equipment and replacements thereof that were purchased pursuant to such Hospital Agreements after January 17, 1996, and that were approved by the Policy Council, as defined in the Interim Services Agreement.

        In either case above, the reimbursement of ADC by POA shall be reduced by the reacquisition price of any assets associated with any physicians who became members of ADC concurrent with the formation of ADC on January 17, 1996, and who sold their assets to either local hospital according to the Hospital Agroctnents, subsequent to January 17, 1996.

    ADC agrees that upon the termination of the Hospital Agreements, ADC will exercise its option to repurchase the equipment owned by the hospital under the Hospital Agreements.

        1.2 Financial Books and Records. At Closing, all right, title and interest in and possession of the financial books and records of ADC shall be delivered to POA. POA shall grant to ADC the right, at reasonable times, to inspect and copy (at ADC's own expense) said records for the purposes of preparing for federal, state and local tax audits, any governmental enforcement procedures or preparing for the defenses of any claims, causes of action or other similar matters; provided however, POA shall provide one copy of such financial books and records to ADC as are sufficient for ADC to maintain its own books and records at Closing at no cost.

        1.3 Assumption of Certain Liabilities. At the Closing, POA shall assume, pay, perform and discharge only the liabilities of ADC set forth on Exhibit 1.3. To the extent POA assumes any liabilities, ADC must pay cash equal to the liabilities assumed.

         1.4 Liabilities Not Assumed. It is expressly acknowledged and agreed that Purchaser will not assume and shall not be liable, either expressly or impuey, for any of the obligations Or liabilities Of ADC of any kind and nature other than those specifically assumed in Section 1.3; without limiting the foregoing, Purchaser shall not assume or become liable (expressly or impliedly) with respect to any of the following liabilities that accrue prior to the Closing Date:

         (a) any liability of ADC, either directly or indirectly, for either principal or interest, with respect to advances or loans made to or owed by ADC;

         (b) any liability or claim arising out of or related to the operation and use of the Practice Assets prior to and including the Closing Date, including, without limitations any obligations or abilities of ADC with respect to inedical malpractice, Medicare or Medicaid fraud



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or abuse, overpayments under any Third Party Payor Programs,  negligence, strict liability in tort, product liability or breach of warranty claims;

         (c) liabilities and obligations that may arise out of or relate to any noncompliance with the provisions of the Bulk Sales law under the Uniform Commercial Code as adopted by any applicable state in connection with the transaction herein contemplated;

         (d) any liability arising out of any employee benefit plans maintained by ADC for the benefit of any employees of ADC or any other liability of ADC with respect to any employees including but not limited to incentive compensation plans, severance pay, accrued salaries, wages, bonuses, payroll taxes, hospitalization and medical insurance, deferred compensation and vacation and sick pay;

         (e) any liability attributable to personal property tax assessed by any governmental entity, federal, state, or local, against any of the assets to be conveyed or leased hereunder, such taxes to remain the responsibility of ADC; and

         (f) any liability for any other tax assessed by any goverrunental. entity, federal, state, or local, attributable to the business of ADC relating to the period on or before the Closing Date, including but not limited to, any income, franchise, excise, sales, or use taxes.

         ADC covenants and agrees to satisfy or pay when due, any and all liabilities of ADC not expressly assumed by POA and that POA shall have a right of offset as set forth in Section 1.7.

          1.5 Service Agreement. At the time of the Closing, ADC and POA shall have entered into a Service Agreement ("Service Agreement") to be effective the later date of (a) February 16, 1997 or (b) the first day of the month following the date of the Initial Public Offering ("IPO") of ProMedCo, in the form attached as Exhibit 1.5 (the "Effective Date"). This Agreement is different from, and shall not effect the terms of, that certain Practice Management Agreement by and between Southwestern Health Development Corporation and Abilene Diagnostic Clinic Associates, P.A. ("PA"), a Texas professional association, dated as of October 13, 1993, and that certain Practice Management Agreement by and between Abilene Medical Management Services, Inc. and PA dated as of the June 20, 1994, (collectively the "Hospital Agreements").


         1.6 Collection of Accounts Receivable. ADC agrees to cooperate with POA in the collection of the Accounts Receivable transferred pursuant to
Section 1.1.

          1.7 Right of Offset. In addition to all other rights and remedies available to POA at law or in equity, and notwithstanding any other provision of this Agreement to the contrary, POA may offset against any amounts it owes ADC under this Agreement, the Services Agreement, or any other agreement any amounts due POA due to a failure of ADC to perform any indemnity pursuant to Section 10, or created by POA's payment of any ADC liability. In the event that POA determines that an amount is to be so offset, as a condition precedent to such right of offset, POA shall give ADC written notice of the amount of such proposed offset and the basis therefore within thirty (30) days after the date on which such amount is finally determined. If POA shall not have received written notice from ADC contesting such offset within thirty (30) days of their receipt of such

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written notice from POA, the offset shall be deemed to have been consented to by
ADC and POA shall be entitled to deduct the entire amount claimed as an offset from the agreements referenced within this Section 1.7. In the event that ADC shall object to the proposed offset by written notice received by POA during such thirty (30) day period, the entitlement of POA to the claimed offset shall be determined by arbitration as described in Section 18.10.

        In the event that any offset is determined to be due POA, and POA elects to offset that amount against any stock due ADC pursuant to this Agreement, then the basis of value for that stock shall be its fair market value on the date of offset for purposes of satisfying the amount of the offset.

        1.8 Occasional Sale. ADC and Purchaser believe that the transactions contemplated by this Agreement constitute the sale of an entire operating unit or a separate division or a separate identifiable segment of a division in accordance with Section 151.304(b)(2) of the Texas Tax Code and Section 3.316(d) of Title 34 of the Texas Administrative Code, and, therefore, the sale of any and all items of tangible personal property to POA pursuant to this Agreement is exempt from any and all state and local sales and use tax. In the event the transactions contemplated by this Agreement do not qualify for such exemption or other applicable exemption, and the State of Texas seeks to collect sales or use tax under the Texas Tax Code, Purchaser shall be liable and responsible for any such tax. ADC agrees to cooperate with Purchaser in connection with any audit of this transaction regarding the application of the sales tax law thereto.

                                 ARTICLE II.
                               PURCHASE PRICE

     2.1 Purchase Price. ProMedCo shall pay ADC a Purchase Price of one (i) times annual Net Revenue of ADC. Annual Net Revenue is defined as the historical net revenue for the prior twelve (12) months ended December 31, 1995, for all physicians that are members and/or employees of ADC as of January
19, 1996 (the "Execution Date"). A list of these physicians is attached as Exhibit 2.1. In addition, Annual Net Revenue shall include 100% of the first year net revenue for Dr. Harper, not to exceed $400,000, and 50% of the first year net revenue for Dr. Hendris.

Annual net Revenue shall be determined according to generally accepted accounting principles ("GAAP"), excluding any Non-recurring Revenues, and excluding revenues unrelated to clinical operations.

The Purchase Price shall be determined during the period preceding the Closing Date of this Agreement. The Purchase Price shall be adjusted as set forth in
Section 2.2 below. The Purchase Price shall consist of ProMedCo Common Stock, the number of shares of which shall be rounded to the nearest whole number, obtained by dividing the Purchase Price by $6 (the value per share). The shares are payable as follows:

         a. 70 % of the total  shares to be  distributed  at the  Closing  Date,
28.57 % of which shall be registered, subject to limitations from underwriters. Any remaining unregistered stock shall have piggyback registration rights for up to 20% of the shares extending to any secondary offerings for five (5) years. The piggyback rights are subject to limitations from underwriters, and any restrictions would be shared pro rata with others that have similar rights.

        Should any limitations from underwriters apply, then the total shares to


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be  distributed  at the  Closing  Date shall be adjusted  downward.  The rate of adjustment shall be a reduction of 3.57 Shares (rounded to the nearest whole number) for every 1 share affecting ADC that is limited by underwriters.

         b. The remaining shares and any shares not delivered at the Closing Date as the result of underwriter-required reductions under Section 21(a) at the earliest of any secondary offering following the date of ProMedCo's IPO or two years from the Closing Date.

        2.2  Adjustment to Purchase  Price.  Not later than one hundred and five
(105) days after the Closing, ADC and Purchaser shall prepare a balance sheet of the Practice as of the Closing Date ("Closing Date Balance Sheet") which balance sheet shall be prepared in accordance with GAAP, except for the absence of certain note information. The Purchase Price shall be adjusted as follows:

     a. decreased, dollar for dollar for each dollar the amount of accounts receivable is less than One Million Dollars ($1,000,000) as stated on the Effective Date Balance Sheet. Attached hereto as Exhibit 2.2 is a summary aging report of ADC's accounts receivable as of the Execution Date.

        2.3 Stockholders Agreement. The Shares shall be issued subject to the Stockholders Agreement datedas of the Closing Date ("Stockholders Agreement") a copyofwhich is attachedas Exhibit 2.3 and which shall be executed by ADC and ProMedCo. ADC understands that ADC only will be allowed to transfer the Shares in accordance with the Stockholders Agreement. ADC also understands that any document evidencing the Shares will bear a restrictive legend prohibiting transfer other than in accordance with the Stockholders Agreement.

    2.4 Tax. All transfer and similar taxes, fees and assessments incurred as a result of the transactions contemplated by this Agreement shall be paid by ADC.

        2.5 Allocation of Purchase Price. The Purchase Price shall be allocated to the Assets and shall be reported for tax purposes by each party, consistent with a method mutually agreed upon by representatives of ADC, ProMedCo and POA. If ADC, ProMedCo and POA are unable to agree, a "Big Six" accounting firm shall be engaged to allocate the Purchase Price equitably.

                                 ARTICLE III.

                                   CLOSING

        The purchase of the Practice Assets as contemplated hereby shall close ("Closing") by the later of: (a) February 16, 1997; or (b) the first day of the month following the date of the Initial Public Offering ("IPO") of ProMedCo (the "Effective Date"). At Closing, all assignments, bills of sale and other documents required to be delivered hereunder shall be delivered to Purchaser. Also at Closing, Purchaser shall issue the consideration described in Section
2.1 hereof. ADC and Purchaser covenant and agree to use their best efforts to satisfy the conditions to Closing described in Article IV of this Agreement. The date on which the Closing occurs is referred to as the Closing Date.

                                    ARTICLE IV.

                       ITEMS TO BE DELIVERED AT OR PRIOR



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                        TO CLOSING/CONDITIONS TO CLOSING

         4.1    By ADC.  ADC shall deliver to Purchaser, on the Closing Date:

    (a) A Bill of Sale for the Practice Assets duly executed by ADC for the Practice Assets set forth on Exhibit 1.1. Such Bill of Sale shall be in the form attached as Exhibit 4.1(a).

    (b) The Stockholders Agreement duly executed by ADC which shall be in the form attached as Exhibit 2.3.

    (c) All assignments and third-party consents for any contracts or leases being assigned by ADC to POA and such estoppel certificates that POA may request.

    (d) Member Assurance Agreements duly executed by each of ADC's Members, in the form attached as Exhibit 4. 1 (d).

    (e) Employment Agreements between each of the physician Members and physician employees of ADC duly executed by the parties thereto, in the form attached as Exhibit 5. 1.

    (f) Such other instruments as may be reasonably requested by Purchaser in order to give effect to or carry out the intent of this Agreement.

     4.2 By Purchaser. Purchaser shall deliver to ADC, on the Closing Date:

     (a) Stock certificates representing ownership of the number of Shares set forth under Section 2.1.

                  (b) An Assumption Agreement with respect to the contact obligations assumed as let forth on Exhibit 1.3. Such Assumption Agreement shall be in the form attached as Exhibit 4.2(b).

     (c)  Copies  of  duly  filed   articles   of   incorporation,   bylaws  and
organizational minutes, proMly executed, for ProMedCo of Abilene, Inc.

                  (d) Such other instruments as may be reasonably requested by ADC in order to give effect to or carry out the intent of this Agrement.

         4.3 Conditions to Purchaser's Obligations. Purchaser's obligation to acquire the assets of ADC as provided in this Agreement shall be Conditioned upon the satisfaction of the following conditions at or prior to Closing:

     (a)  Delivery  of  Documents.  The  documents  and other items set forth in
Section 4.1 hereof shall have been executed and delivered to Purchaser.

     (b) No Material Adverse Change. From and after the Execution Date and prior to the Closing Date, (i) there shall have been no Material Adverse Change, as hereinafter defined, in ADC or the assets or liabilities of ADC; (ii) the updated information contained in the certificate submitted pursuant to Section 4.3(c) shall not reflect a Material Adverse Change; and (iii)ADC shall have delivered to Purchaser a certificate, dated as of the Closing Date, to such effect-

         (c) Truth of Representation and Warranties. The representations and warranties of ADC contained in this Agreement, or in any Exhibit hereto, shall be in all material respects true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and ADC shall have delivered to Purchaser a certificate, dated as of the Closing Date, to such effect. ADC shall have the express obligation to update all infomiation contained in the Exhibits hereto so that such Exhibits shall be true, correct and complete as of the Closing Date.

         (d) No Litigation Threatened. No action or proceeding shall have been instituted or to ADC's knowledge threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and ADC shall have delivered to Purchaser a certificate, dated as of the Closing Date, to such effect.

         (e) Opinions of Counsel. Purchaser shall have received all of the necessary opinions of its corporate and health care counsel and an opinion from ADC's counsel in the form attached as Exhihit 4.3(e).

         (f) Securities Law Compliance. The issuance of the Shares to ADC will not violate the securities laws of the State of Texas or of the United States.

         (g) Third Party Consents. POA shall have received copies of all third-party consents for any contracts or leases which POA agrees to assume pursuant to Section 1.3.

         (h) Licenses, Permits, Qualification. POA and ADC shall have obtained or applied for all licenses and permits necessary to operate their respective businesses after the Closing Date. As to licenses that have not been obtained, POA shall have reasonable assurances that the licenses will be issued upon notice of Closing without any further conditions.

         (i) Medical Malpractice Insurance. All physicians, health care providers, and employees of ADC and POA must be properly covered by medical malpractice insurance and medical malpractice tail insurance to cover prior occurrences or continuation of ADC's existing malpractice coverage with the addition of POA as a named insured.

     (j) Due Diligence. Purchaser shall have verified to its reasonable satisfaction the accuracy of the representations and warranties of ADC.

         4.4 Conditions to ADC's Obligations. ADC's obligations to sell its assets as provided in this Agreement shall be conditioned upon the satisfaction of the following conditions at or prior to Closing:

     (a)  Delivery  of  Documents.  The  documents  and other items set forth in
Section 4.2 hereof shall have been executed and delivered by Purchaser.

     (b) Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement, or in any Exhibit hereto, shall be in all material respects true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date, and Purchaser shall have delivered to ADC an officer's certificate, dated as of the Closing Date, to such effect.

         (c) No Material Change. From and after the Execution Date and Prior to the Closing Date, (i) there shall have been no Material Adverse Change in the assets or liabilities of POA or ProMedCo; (ii) the updated information contained in the Exhibits submitted pursuant to Section 4.4(b) shall. not reflect a Material Adverse Change; and (iii) POA or ProMedCo shall have delivered to Purchaser a certificate, dated as of the Closing Date, to such effect.

         (d) No Litigation Threatened. No action or proceeding shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Purchaser shall have delivered to ADC an officer's certificate, dated as of the Closing Date, to such effect.

         (e) No Investigation. No action, proceeding or investigation shall have been instituted by HCFA or any other governmental entity against ProMedCo, and Purchaser shall have delivered to ADC an officer's certificate, drafted as of the Closing Date, to such effect.

         (f) ProMedCo of Abilene, Inc. ProMedCo shall have caused to be formed ProMedCo of Abilene, Inc., a 100% owned subsidiary of ProMedCo, as a Texas for-profit corporation, for the purpose of acquiring the Practice Assets and assuming the contruct obligations set forth in this Agreement.

         (g) Opinions of Counsel. ADC shall have received an opinion from Purchaser's counsel in the form attached hereto as Exhibit 4.4(g).

         (h) Due Diligence. ADC shall have verified to its reasonable satisfaction the accuracy of the representations and warranties of ProMedCo and POA.

                               ARTICLE V.

              ITEMS TO BE DELIVERED AT OR PRIOR TO EXECUTION

     5.1 Employment Agreements. Employment Agreements between each of the physician employees of ADC and ADC, duly executed by the parties thereto, in the form attached as Exhibit 5.1.

                                ARTICLE VI.
                  REPRESENTATIONS AND WARRANTIES OF ADC

         ADC represents, warrants, covenants and agrees with Purchaser that:

         6.1 Organization and Authority to Enter into Agreements. ADC is a professional limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. ADC has the full authority to own its property, to carry on the Practice as presently conducted, to enter into this Agreement and to consummate the transactions contemplated hereby. ADC has no direct or indirect interest in, by way of stock ownership or otherwise, any corporation, partnership, joint venture, association or business enterprise.

         6.2. Material Contracts. Except as set forth on Exhibit 6.2, or on another Exhibit to this Agreement, ADC is not bound by (a) any material agreement, contract, or commitment relating to the employment of any person by ADC, or any loans, deferred compensation, incentive compensation, pension, profit sharing, retirement, or other Employee Benefit Plan, (b) any loan or advance to, or investment in, any other person or entity, or any agreement, contract, or commitment relating to the making of any such loan, advance, or investment, (c) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other person or entity, (d) any agreement, contract, or commitment materially limiting the freedom of ADC or any associated entity or individual to provide health care services in any location or to compete with any other person or entity, or (e) any other agreement, contract, or commitment which is material to the Practice. Except as set forth in Exhibit
6.2 each contract or agreement set forth in Exhibit 6.2 is in full force and effect, and there exists no default or event of default or event, occurrence, condition, or act, which with the giving of notice, the lapse of time, or both, or the happening of any other event or condition, would become a default or event of default thereunder.

         6.3  Insurance;  Malpractice.  Exhibit  6.3(a)  is  a  list  and  brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks which will remain in full force and effect at least through the Closing Date. Exhibit 6.3(b) contains a description of all malpractice liability insurance policies of ADC since January 1, 1988. Except as set forth on Exhibit 6.3(c), (a) ADC has not in the last seven (7) years filed a written application for any insurance coverage which has been denied by an insurance agency or carrier, and (b) ADC has been continuously insured for professional malpractice claims. Exhibit 6.3(c) also sets forth a list of all claims for any insured loss in excess of Five Thousand Dollars ($5,000.00) per occurrence, filed by ADC during the three (3) year period immediately preceding the date hereof, including, but not limited to, workers compensation, general liability, environmental liability and professional malpractice liability claims. ADC is not in material default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in due and timely fashion.

         6.4 No Changes Prior to Closing Date. During the period from the Balance Sheet Date through the date hereof, ADC has not, and from the date hereof to the Closing Date, ADC shall not have (i) incurred any material liability or obligation of any nature (whether accrued, absolute, contingent, or otherwise), except in the ordinary course of business, or except with the prior written consent of ProMedCo, such consent not to be unreasonably withheld, (ii) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to ADC, (iii) conducted its business in such a manner so as to materially increase its accounts payable or so as to materially decrease its accounts receivable, (iv) granted any increase in the rate of wages, salaries, bonuses, or other remunerations of any employee, except in the ordinary course of business, (v) canceled or waived any claims or rights of substantial value, (vi) made any change in any method of accounting,
(vii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business (such as normal year-end bonuses), (viii) increased compensation except in the ordinary course,

(ix) suffered any damage, destruction or loss to any of the Practice Assets, (x) canceled or failed to continue any insurance, or (xi) agreed, whether or not in writing, to do any of the foregoing.

         6.5 Title; Condition. Exhibit 1.1 contains a complete, true and correct list of ADC's Practice Assets. ADC has good and marketable title to certain of the Practice Assets. Except as disclosed on Exhibit 1.3 or Exhibit 6.5 hereto, none of such assets is subject to a contract or other agreement of sale or subject to security interests, mortgages, encumbrances, liens (including income, personal property and other tax liens) or charges of any kind or character. The Practice Assets shall be conveyed to Purchaser free and clear of all liens and encumbrances other than those granted in connection with the contract obligations to be assumed by Purchaser as set forth in Exhibit 1.3.

        6.6 Litigation, Court Orders and Decrees. There are no outstanding or to ADC's knowledge threatened suits, actions, proceedings at law or in equity, orders, writs, administrative proceedings, injunctions or decrees of any court, governmental agency or entity or arbitration tribunal against or affecting the Practice, ADC, the Practice Assets or any other healthcare professional associated with or employed by ADC. To ADC's knowledge, ADC is in compliance with all applicable federal, state and local laws, regulations and administrative orders which are applicable to the operation of ADC, including, without limitation, matters relating to antitrust and anti-competitive practices, discrimination, employment, and health and safety, and ADC has not received any notices of alleged violations thereof. No governmental authorities are presently conducting proceedings against ADC and to ADC's knowledge no such investigation or proceeding is pending or being threatened.

         6.7 Permits and Licenses. To ADC's knowledge, ADC and all other healthcare professionals associated with or employed by ADC have all permits and licenses required by all applicable laws; have made all regulatory filings necessary for the conduct of ADC's business; and are not in violation of any of said permitting or licensing requirements. A list of such permits and licenses is attached as Exhibit 6.7.

         6.8 Authority. The execution of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action, and this Agreement is a valid and binding Agreement of ADC enforceable in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Attached as Exhibit 6.8 is a listing of all third-party consents which must be obtained prior to Closing. To ADC's knowledge, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by ADC with any of the provisions hereof, will:

                  (a) violate or conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the assets to be conveyed hereunder of any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which ADC is a party, or by which either ADC or any of the assets to be conveyed hereunder is bound which would cause a Material Adverse Change to ADC or ADC's assets; or

                  (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable either to ADC or any of the assets to be conveyed hereunder which would cause a Material Adverse Change to ADC or ADC's assets.

         6.9 Tax Matters. All taxes, including without limitation income, property, sales, franchise, employees' withholdings and social security taxes imposed by the United States or by any state, municipality or subdivision of any state or by any other taxing authority which are due and payable by ADC and all interest or penalties thereon have been paid in full and all federal, state and other tax returns of ADC required by law to be filed have been timely filed, and ADC has paid or adequately provided for all taxes (including taxes on properties, income, franchises, licenses, sales and payrolls) which have become due pursuant to such returns or pursuant to any assessment, except for any taxes and assessments, the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which ADC has set aside on its books adequate reserves. There are no tax liens on any of the assets of ADC except those with respect to taxes not yet due and payable. There are no pending tax examinations of ADC's tax returns nor has ADC received a revenue agent's report asserting a tax deficiency in the last twelve
(12) months. There are not and will not be at the Closing Date, any claims pending or asserted against the assets of ADC for unpaid taxes by any federal, state or other governmental body. Except as set forth in Exhibit 6.9, ADC has withheld from each payment made to employees of ADC the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom and all amounts customarily withheld therefrom, and has set aside all other employee contributions or payments customarily set aside with respect to such wages and has paid or will pay the same to, or has deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities.

         6.10     Employee Benefit Plans.

                  (a) List of Plans. Set forth on Exhibit 6.10 is an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by ADC, including all employers (whether or not incorporated) which by reason of common control are treated together with ADC as a single employer within the meaning of Section 414 of the Code since September 2, 1974.

                  (b) Status of Plans. ADC has never maintained and does not now maintain or contribute to any Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of ERISA, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code or which is subject to Title IV of ERISA. ADC has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of ADC or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of ADC to the PBGC under Tide IV of ERISA which could reasonably be anticipated to result in any claim being made against Purchaser by the PBGC. ADC has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which represents a material risk of the occurrence of any withdrawaL-from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability to a Multiemployer Plan.

                (c) Contributions. Full payment has been made of an amounts which ADC is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which ADC is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year such Employee Benefit Plan ended prior to the date hereof. ADC has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

                (d) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401 (a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such deten-nination which resulted or is likely to result in the revocation of such determination.

                (e) Transactions. ADC has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code. Neither ADC nor any of its employees, to the extent they or any of them are fiduciaries with respect to such plans, have breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, nor have they taken any actions which would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

                (f) Other Plans. ADC presently does not maintain any employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed on Exhibit 6.10.

                (g) Documents. ADC has delivered or caused to be delivered to ProMedCo and its counsel true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, and (ii) Form 5500 for the most recent completed fiscal year for each Employee Benefit Plan required to file such form.

        6.11 Third Party Relations. ADC is not aware of any material problems or material disagreements with any third parties with which it does business, and ADC will use its best efforts from the date of this Agreement until the Closing Date to operate its business in such a manner so as not to adversely affect the goodwill of its patients, suppliers, employees, associated physicians and other such persons or third parties with which the ADC does business.

     6.12 Leased Property. Except as set forth on Exhibit 6.12, no material adverse claim against, or defect in, the interest purportedly leased or given under or by any such instrument exists, and neither the lessor (to the ADC's best knowledge) nor

ADC is in default under any of such leases, and ADC is not aware of any fact which, with notice and/or the passage of time, would constitute such a default.

        6.13 Compliance with Applicable Laws. Except as set forth in Exhibit 6.13, to ADC's knowledge, ADC has operated in compliance with all federal, state, county and municipal laws, ordinances and regulations applicable thereto. No item disclosed on Exhibit 6.13 wW cause a Material Adverse Change to ADC's Assets.

        6.14 Employees: Employee Compensation. Exhibit 6.14 is a list of all current physician employees, physician independent contractors, nonphysician employees, officers and consultants of ADC. Exhibit 6.14 shall include for all Affected Employees, as such term is defined in Section 16.1 of this Agreement, their date of hire, rate of compensation, position and social security number. ADC has paid or discharged or will pay, discharge or assume all liabilities for compensation and benefits to which all employees are entitled through the Closing Date, other than those individuals who are employed by POA, pursuant to that certain Interim Service Agreement dated January 19, 1996 between ADC and POA including but not limited to all salaries, wages, bonuses, incentive compensation, payroll taxes, hospitalization and medical expenses, defer-red compensation, and vacation and sick pay, as well as any severance pay becoming due as a result of the termination of any of ADC's employees.

        6.15 Enviromnental Matters. To the best of ADC's knowledge, ADC is in compliance in all material respects with all federal, state and local environmental laws, rules, regulations, standards and requirements, including, without limitation those respecting chemical, radiographic, or biomedical wastes or any other hazardous substances or materials, as defined in any applicable federal or state law or regulation ("Hazardous Wastes"). Any storage, holding, release, emission, discharge, generation, processing, disposition, handling or transportation of any Hazardous Wastes from, into or on any portion of the clinic premises is and has been at all times in full compliance in all material respects with all federal, state and local environmental laws, rules, regulations, standards and requirements.

        6.16 Healthcare Compliance. ADC is or will be within two months of the Execution Date participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other third-party payor programs (collectively "Third Party Payor Programs"). All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned as of the date hereof, and to the best of ADC's knowledge no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Third Party Payor Program. To the best of ADC's knowledge, ADC is in full compliance with the requirements of all such Third Party Payor Programs applicable thereto.

        6.17 Fraud and Abuse. ADC and, to ADC's knowledge, each employee of ADC providing professional services for ADC have not engaged in any activities which are prohibited under 42 U.S. C. ss. 1320a-7b or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of'the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or Q in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

        6.18 Facility Compliance. To ADC's best knowledge, ADC's facility is duly licensed and is lawfully operated in accordance with the requirements of all applicable law and has all necessary authorizations for the use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to ADC issued by any governmental authority or Third Party Payor Program requiring conformity or compliance with any applicable law or condition for participation of such governmental authority or Third Party Payor Program, and after reasonable and independent inquiry and due diligence and investigation, ADC has neither received notice nor has any knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course.

        6.19 Rates and Reimbursement Policies. To ADC's knowledge, the jurisdiction in which ADC is located does not currently impose any restrictions or limitations on rates which may be charged to private-pay patients receiving services provided by ADC. ADC does not have any rate appeal currently pending before any govenuriental authority or any administrator of any Third Party Payor Program. ADC has no knowledge of any applicable law, which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement or any such legal requirement proposed or currently pending in the jurisdiction in which ADC is located, which could have a material adverse effect on ADC or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at ADC or require ADC to obtain any necessary authorization which ADC does not currently possess.

        6.20 Accounts Receivable. To the best of ADC's knowledge, the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of ADC, as being due to ADC, as of the Closing Date, will be due and collectible in full in the ordinary course of business, except to the extent of reasonable Adjustments thereon. "Adjustments" shall mean any Adjustments to ADC's gross billings for uncollectible accounts, discounts, Medicare and Medicaid allowances, worker's compensation discount, employee/dependent health care benefit programs, professional courtesies, and other activities that do not generate a collectible fee. Any Adjustments-made shall be made on a reasonable historical basis, or on a reasonable prospective basis should a new payor agreement apply.

None of such accounts receivable (except ADC's accounts receivable currently subject to the Hospital Agreements) or other amounts'are or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or Adjustment. ADC will furnish POA at Closing with a summary aging report of ADC's accounts receivable as of the Closing Date.

        6.21 Trade Relations. To ADC's best knowledge, there exists no actual or threatened limitation of the business relationship of ADC with any material customer, supplier or landlord or with any person whose contracts or projected contracts with ADC would be material to the operations of ADC taken ' as a whole. There exists no condition or state of facts or circumstances which could result in the occurrence of a material adverse effect with respect to ADC or prevent Purchaser from conducting its business after the consummation of the transactions contemplated by this Agreement as such business is conducted or proposed to be conducted.

         6.22     [Reserved].

        6.23 Full Disclosure. When considered in the context of all information contained herein, no representation or warranty made by ADC in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit or fail to state a material fact necessary to make the statements contained herein or therein not materially misleading; provided, 'however, that this warranty is not intended to obligate ADC to a higher disclosure obligation than is set out in each of the separate representations and warranties contained herein.

        6.24 Liabilities. Attached as Exhibit 6.24 is a list of ADC's existing liabilities associated with ADC's Practice. ADC has no other liabilities (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether due or to become due).


         6.25     Investment Representation and Access.

                (a) ADC confirms that ProMedCo has made available to ADC, or to ADC's representatives), all information requested concerning ProMedCo, the opportunity to ask questions of its officers and directors and to acquire such additional information about the Shares and the business and financial condition of ProMedCo as ADC has requested, which additional information has been satisfactorily received.

                (b) In deciding to acquire the Shares, ADC has relied upon consultations with ADC's legal, financial and tax advisers with respect to this transaction and the nature of the investment together with the additional information concerning ProMedCo provided under subsection (a) above.

                (c) The financial condition of ADC is such that ADC can bear the risk of this investment indefinitely. ADC, either alone or with ADC's representatives has such knowledge and experience in financial and business matters that ADC is capable of evaluating the merits and risks of an investment in ProMedCo.

                (d) ADC wil-I not transfer or otherwise dispose of the Shares or any interest therein, except in accordance with the Stockholder Agreement and in such manner as to not violate any registration provision of the Securities Act of 1933, as amended (the "Securities Act"), or of any applicable state securities law regulating the disposition thereof. Except for the shares to be registered under Section 2.1(a) of this Agreement, ADC is aware that the Shares have not been registered under the Securities Act or any state securities laws or any other applicable securities legislation and that the Shares must be held indefinitely unless they are subsequently registered or an exemption from such registration is available. ProMedCo will permit transfer of the Shares by ADC only when such securities have been registered under the Securities Act, any applicable state securities law and any other applicable securities legislation or when the request is accompanied by an opinion of counsel, acceptable to ProMedCo, to the effect that the sale or proposed transfer does not require registration under the Securities Act, any state securities law or any other applicable securities legislation, or when presented with evidence otherwise satisfactory to ProMedCo. ADC agrees that the following legend to such effect and any other legends required by applicable state securities law will be placed on the unregistered Shares and a stop transfer order shall be placed with respect thereto, for as long as ProMedCo deems it necessary:

"The shares represented by this certificate have not been registered under the Securities Act of 1933 as amended, or any state securities laws (Acts). The shares have been acquired for investment and may not be sold or offered for sale in the absence of an effective registration statement for the shares under the Acts or an opinion of counsel or other evidence satisfactory to ProMedCo that such registration is not required."

                (e) ADC acknowledges that ADC has not relied on any representation by any person, whether such representation was made directly or indirectly, regarding the amount, percentage or type of profit or loss to be realized, if any, from an investment in the Shares. ADC further acknowledges that the prior experience of ProMedCo or any other person is not in any way a prediction of the results which ADC may obtain as a result of its investment in the Shares. ADC further acknowledges that ADC is familiar with the business to be conducted by the ProMedCo and has had full access to the business plan formulated by the ProMedCo.

                (f)  The  representations,   warranties  and  covenants  of  ADC
contained herein shall survive the execution and delivery of this Agreement and the issuance of the Shares.

     6.26 Membership Interest. The membership interests of ADC arr, owned in the manner set forth in Exhibit 6.26 and, except as set forth on such exhibit, there are no outstanding membership interests of any nature whatsoever in ADC. Except for the transactions contemplated by this Agreement, insofar as is known to ADC, there are not any agreements or understandings by ADC with respect to ADC or any agreements by ADC relating to the practice or operation of the ADC on any matter.

        6.27 Financial Statements. ADC will furnish ProMedCo with an unaudited balance sheet dated January 19, 1996, a copy of which is attached hereto as
Exhibit 6.27. Such financial statements, including the notes thereto, eicept as indicated therein, are accurate and complete, were prepared from ADC's books and records, were prepared on a basis consistent with past accounting practices of ADC and accurately reflect the results of operations for the periods noted therein. The balance sheet of ADC heretofore delivered (or to be delivered) by ADC to ProMedCo fairly present the financial condition of ADC at the date thereof, and except as indicated therein, reflect all claims against and all debts and liabilities of ADC, fixed or contingent, as of the date thereof. Since January 19, 1996 (the "Balance Sheet Date"), there has been (i) no material adverse change in the assets or liabilities, or in the business condition, financial or otherwise, or in the results of operations of ADC, and (ii) no fact or condition known to ADC which exists or is contemplated or threatened which might cause such a change in the future.

                                ARTICLE VII.

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

        ProMedCo represents, warrants, covenants and agrees with ADC as follows:

        7.1 Organization. ProMedCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. ProMedCo has the full power to own its property, to carry on its business as presently conducted, to enter into this Agreement and to consummate the transactions contemplated hereby. Upon its formation, POA shall be a corporation duly organized, validly existing and in good standing of the laws of the State of Texas and shall have the full power to own its property, to carry on its business as contemplated by this Agreement, to accept the assignment of this Agreement and to consummate the transactions contemplated hereby.


        7.2 Authority. ProMedCo has taken all necessary action to authorize the execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby, and at Closing, ProMedCo shall deliver an officer's certificate to such effect. This Agreement is a valid and binding agreement of the Purchaser, enforceable in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the charter or the bylaws of ProMedCo or POA or any indenture, mortgage, deed of trust, lien, lease, agreement, arrangement, contract, instrument, license, order, judgment or decree or result in the acceleration of any obligation thcrconder to which ProMedCo is a party or by which it is bound.

     7.3 Absence of Litigation. No action or proceeding by or before any Court or other governmental body has been instituted or is, to the best of ProMedCo's knowledge, threatened with respect to the transactions contemplated by this Agreement.

        7.4 Shares. Upon delivery of the certificates represenfing ownership of the Shares, such Shares will be duly authorized, validly issued, fully paid and nonamessable.

        7.5 Financial Statements. Attached hereto as Exhibit 7.5 are: (a) the unaudited consolidated statements of income and of cash flows of ploMedCo for the fiscal year ending on September 30, 1995 (the 'Interim Financials'); (b) the unaudited consolidated balance sheet of the Company as of September 30, 1995 and the unaudited consolidated statements of income and of cash flows for the Company for the three months then ended (the 'Unaudited Financials,' collectively with the Interim Financials, the "Financials'). The Financials; (i) are complete and correct in all material respects; (ii) have been prepared in accordance with generally accepted accounting principles, consistently applied; and (iii) fairly present, in all material respects, the financial position of ProMedCo as of each such date and the results of operations for each such period then ended; provided, however, that the Financials may not contain all footnotes required under generally accepted accounting principles, consisterdy applied.

        7.6 Trade Relations. To ProMedCo's and POA's best knowledge, there exists no actual or threatened termination of the business relationship of ProMcdCo or POA with any material customer, supplier or landlord or with any person whose contracts with ProMedCo or POA taken as a whole would be material to the operations of ProMedCo or POA. There exists no condition or state of facts or circumstances which could result in the occurrence of a material adverse effect with respect to ProMedCo or POA taken as a whole, or prevent ADC from conducting its business after the consummation of the transactions contemplated by this Agreement as such business is conducted or proposed to be conducted.

        7.7 ProMedCo Stock Options and Warrants. Prior to the Initial Public Offering(IPO) by ProMcdCo, ProMedCo and each Subsidiary will not issue any additional stock options or warrants to anyone listed on Exhibit 7.7.

        7.8 Fraud and Abuse. Purchaser and, to Purchaser's knowledge, each employee of Purchaser providing services for Purchaser have not engaged in any activities that are prohibited under 42 U.S.C. ss. 1320a-7b, 42 U.S.C. ss. 1395an, or the regulations promulgated thereunder pm=t to such statutes, or related state or local statutes or rcguLations, or that are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willMy making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(b) kwwingly and willfully making or causing to be made any falsc statement or representation of a material fact for use in determining rights to any benefit or payment, (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (H) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

        7.9 Full Disclosure. When considered in the context of all information contained herein, no representation or warranty made by Purchaser in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit or fail to state a material fact necessary to make the statements contained herein or therein not materially misleading. Provided, however, that this warranty is not intended to delegate Purchaser to a higher disclosure obligation than is set out in each of the separate representations and warranties contained herein.

                              ARTICLE VIII.

                       CONDUCT OF BUSINESS: REVIEW

        8.1 Conduct of Business of ADC. During the period from the date of this Agreement to the Closing Date, ADC shall conduct its business only in the ordinary and usual course of business, and shall use its best efforts to preserve intact its business organization, keep available the services of its employees and maintain satisfactory relationships with patients and others having business, medical or professional relationships with ADC. ADC shall immediately notify POA or ProMedCo of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings involving the business or practice of ADC or any other healthcare professional associated with or employed by ADC and shall keep POA or ProMedCo fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

        8.2 Review of ADC by ProMedCo. ADC has given ProMedCo and shall continue to give ProMedCo prior to the Closing Date, through its representatives, reasonable access to the assets, books, and records of ADC, as well as its financial and legal condition to familiarize itself with such assets and other matters; such review shall not, however, affect the representations and warranties made by ADC herein and in the Exhibits attached hereto. ADC shall permit ProMedCo and its representatives, advisors, lenders, and their advisors, accountants and counsel to have full access to the premises and to all books and records of ADC during normal business hours and to cause its employees to furnish ProMedCo with such financial and operational data and other information with respect to the business and assets of ADC as ProMedCo shall from time to time reasonably request.

                                ARTICLE IX.
                       TRANSFERS AND FURTHER ASSURANCES

        From time to time after the date hereof, at the request of ProMedCo, ADC shall, without further consideration, execute, acknowledge and deliver such further instruments of transfer and other assurances and shall take such other action as ProMedCo reasonably may request in order to assign and/or transfer mom effectively any of the assets to be transferred under this Agreement. ADC shall take all action reasonably requested by ProMedCo to enable POA to succeed to the workers compensation and unemployment insurance ratings, insurance policies, deposits and other interests of ADC and other ratings for insurance or other purposes established by ADC. POA shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so. ADC does not warrant that POA will be successful in succeeding to any such rating, insurance policy, deposit or other interest.

                                  ARTICLE X.
                               INDEMNIFICATION

         10.1 Indemnification. Each party agrees to and shall defend, indemnify and hold harmless the other party, its employees, officers, directors, shareholders, subsidiaries, affiliates, agents, successors and assigns ("Indemnified Parties"), against the following:

                  (a) Any and all direct or indirect damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and costs and expenses suffered, sustained, incurred or paid by any Indemnified Parties because of:

     (i) the claims of any broker or finder engaged by ADC or Purchaser;

     (ii)  the   untruth,   inaccuracy,   nonfulfillment   or   breach   of  any
representation, warranty, agreement or covenant of either party contained in or made in connection with this Agreement;

            (iii)    in the case of ADC:

                (A) Any federal, state or local tax liability of the ADC which is in excess of the provision for taxes reflected on the Balance Sheet and any tax liability arising from the transactions contemplated hereby and any penalties and interest on any of the foregoing,

                (B) Purchaser's payment of any of ADC's liabilities not expressly assumed hereunder,

                (C) any liabilities arising as a result of the operation of ADC's business prior to the Closing, and

                (D) the noncompliance by the parties with the Bulk Sales law of the Uniform Commercial Code as adopted by any applicable state.

                  (b) All reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) incurred by any Indemnified Parties in connection with any action, proceeding, demand, assessment or judgment incident to any of the matters for which indemnity is provided in this Section 10.1.

           10.2 Rules Regarding Indemnification. The obligations and liabilities of Purchaser or ADC, as applicable, to indemnify (the "Indemnifying Party') the Indemnified Parties shall be subject to the following terms and conditions:

                  (a) The Indemnified Parties shall give written notice to the Indemnifying Party of any claim which gives rise to a claim by the Indemnified Parties against the Indemnifying Party based on the indemnity agreement contained in Section 10.1 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known.

                  (b) In the event any claims, action, suit or proceeding is brought against the Indemnified Parties with respect to which the Indemnifying Party may have liability under the indemnity contained in Section 10.1 hereof the Indemnified Parties shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, provided that the Indemnified Parties shall not be required to permit the Indemnifying Party to assume the defense of any third party claim which if not first paid, discharged, or otherwise complied with would result in an interruption or cessation of the conduct of the business of the Indemnified Parties or any part thereof. Failure by the Indemnifying Party to notify the Indemnified Parties of the Indemnifying Party's election to defend any such claim or action by a third party within 30 days after notice thereof shall have been given by the Indemnified Parties, shall be deemed a waiver of any such election. If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps reasonably necessary in the defense or settlement of such claim or litigation resulting in the defense or settlement of such claim or litigation resulting therefrom, including the retention of counsel satisfactory to the Indemnified Parties, and holding the Indemnified Parties han-riless fi-om and against any and all damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Indemnifying Party shall not, in the defense of such claim or litigation, consent to the entry of any judgment (other than a judgment of dismissal on the merits with costs) except with the written consent of the Indemnified Parties nor enter into any settlement (except with the written consent of the Indemnified Parties) which does not include as an unconditional term thereof the giving by the claimant or the..Plaintiff to the Indemnified Parties a release from all liability in respect to such claim or litigation. If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnified Parties may defend against such claim or litigation in such manner as they deem appropriate. The Indemnifying Party shall, in accordance with the provisions hereof, promptly reimburse th6 Indemnified Parties for the amount of any settlement reasonably entered into by the Indemnified Parties and for all damage incurred by the Indemnifying Party in connection with the defense against or settlement of such claim or litigation.

         10.3 Survival. The representations and warranties of ADC and Purchaser contained in this Agreement, the right of offset set forth in this Agreement, and the indemnifications contained in this Article shall survive Closing. Any matter to which an indemnification pertains and with respect to which a claim has been asserted or threatened following the Closing Date shall continue to be subject to the indemnifications under this Article until finally terminated, settled, resolved, or adjudicated; and all terms, conditions and stipulations of this Article shall likewise continue to apply.

         10.4 Notice to ADC: Opportunity to Defend. Purchaser agrees to give prompt notice to ADC of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought under
Section 10.1. ADC may participate in and at its election or, at the request of Purchaser, assume the defense of any such suit, action or proceeding at ADC's expense. ADC shall not be Eable under Section 10.1 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought under Section 10.1, which consent shall not be unreasonably withheld.

         10.5 Notice to Purchaser: OppQrtunity to Defend. ADC agrees to give prompt notice to Purchaser of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under
Section 10.1. Purchaser may participate in and at its election or, at the request of ADC, assume the defense of any such suit, action or proceeding at Purchaser's expense. Purchaser shall not be liable under Section 10.1 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

         10.6 Security for Indemnity. ADC hereby agrees that in the event Purchaser is entitled to indemnification pursuant to the provisions of this
Article X and ADC does not pay to Purchaser the amount due hereunder, then Purchaser shall be entitled to offset such amount against monies collected by Purchaser on behalf of ADC pursuant to the Service Agreement or any other monies due from Purchaser to ADC. Such right of offset shall be exercised in the manner set forth in Section 1.7 hereof.

         10.7 Indemnification Deductible. No party hereto shall be required to indemnify any other party hereto unless the amount of the loss or claim for which indemnification is sought, when aggregated with all other losses and claims for which indemnification is sought by such party, exceeds $5,000, at which time rights to indemnification for losses and claims may be asserted for any amounts in excess of $5,000.

                                 ARTICLE XI.
                                  EXPENSES

        Except as otherwise provided herein, each of the parties shall pay their own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

                                  ARTICLE XII.
                                     COSTS

        Should any legal proceeding arising out of this Agreement be instituted by any party to this Agreement against another party, the party prevailing in such suit shall be entitled, in addition to such other darnages and relief as the court shall award, to reimbursement of reasonable attorneys' fees, costs, expenses and court costs incurred in the prosecution or defense of such suit.

                                   ARTICLE XIII.
                                    TERMINATION

     Notwithstanding any of the foregoing provisions, this Agreement may be terminated at any time prior to the Closing Date:

                  (a)      By mutual written consent of the parties hereto;

                  (b) By written notice from ProMedCo to ADC if any of the representations and warranties made by the ADC in this Agreement or in the Exhibits annexed hereto are reasonably determined by ProMedCo to be untrue or inaccurate in any material respect;

                  (c) By written notice from ADC to ProMedCo if any of the representations and warranties made by ProMedCo in this Agreement are reasonably determined by the ADC to be untrue or inaccurate in any material respect;

                  (d) By written notice from ProMedCo to the ADC, or from ADC to PrWedCo, if this transaction shall not have closed by January 19, 2002, provided, however, if a party has intentionally frustrated the Closing, then that party shall not have the authority to terminate this Agreement pursuant to this Article; or .

                  (e) By written notice from ProMedCo to ADC, or from ADC to ProMedCo upon termination of the Interim Service Agreement, provided the Service Agreement does not then become effective.

                                      ARTICLE XIV.
                                        NOTICES

        Any notices hereunder shall be in waiting and shall be deemed to have been given (i) when received if given in person, (ii) on the date of acknowledgment of receipt if sent by telex, facsimile or other wire transmission, (iii) one (1) business day after being sent by overnight delivery service, or (iv) three (3) days after being deposited in the United States mail, certified or registered mail, postage prepaid, addressed as follows:

    If to ProMedCo:        ProMedCo, Inc.
                        801 Cherry Street, Suite 1050
                        Fort Worth, TX 76102
                        Attention:  Mr. Dale Edwards

    with a copy to:            James H. Johnson, Esq.
                        Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 3200 Dallas,
                        Texas 75202

    If to ADC:            Abilene Diagnostic Clinic, P.L.L.C.
                        1665 Antilley Road, Suite 200
                        Abilene, Texas 79606
                        Attention: President

    with a copy to:            David W. Hilgers, Esq.
                        Hilgers & Watkins
                        98 San Jacinto Blvd., Suite 1300
                        San Jacinto Center
                        Austin, Texas 78701

or to such other address as the party addressed shall have previously designated by notice to the serving party, given in accordance with this Article.

                                   ARTICLE XV.

                               AMENDMENT AND WAIVER

         The parties hereto may by mutual agreement amend this Agreement in any respect. Either party hereto may extend the time for the performance of any of the obligations of the other, waive any inaccuracies in representations by the other contained in this Agreement or in any document delivered pursuant hereto, which inaccuracies would constitute a breach of this Agreement, waive compliance by the other with any of the covenants contained in this Agreement and performance of any obligations by the other and waive the fulfillment of any condition that is precedent to the performance by the party so waiving of any of its obligations under this Agreement. Any agreement on the part of any party for any such amendment, extension or waiver must be in writing and signed by the party agreeing to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

                                     ARTICLE XVI.

                             EMPLOYEES - EMPLOYEE BENEFITS

         16.1 Affected Employees. "Affected Employees" shall mean nonmedical employees, a Est of which is included in Exhibit 6.14 of ADC on the Effective Date of the Interim Services Agreement. Effective at 12:01 a.m. Central time as of the Effective Date of the Interim Services Agreement, all Affected Employees shall be terminated by ADC and, if they so desire, shall become employees of POA on terms comparable to those employed by ADC.

        16.2 Responsibilities. ADC agrees to use its best efforts to satisfy, or cause its insurance carriers to satisfy, all claims for medical, health and hospital benefits, whether insured or otherwise (including, but not limited to, workers compensation, life insurance, medical and disability programs), under ADC's employee benefit plans brought by, or in respect of, Affected Employees and former employees of ADC prior to the Closing Date, in accordance with the terms and conditions of such employee benefit plans or applicable workers compensation statutes without interruption as a result of the employment by POA of any such employees after the Closing Date.

         16.3 Payroll and Payroll Taxes. ADC agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending prior to the Effective Date of the Interim Service Agreement. ADC also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid to the Effective Date of the Interim Service Agreement. POA shall be responsible for all payroll and payroll tax obligations accruing on and after the Effective Date of the Interim Service Agreement for Affected Employees.

         16.4 Termination Benefits. ADC shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any (not including state unemployment compensation), to Affected Employees who may become entitled to such benefits by reason of any events. If any action on the part of ADC prior to the Closing or the purchase by POA of the Practice Assets of ADC pursuant to this Agreement or the transactions contemplated hereby, shall result in any liability or claim of liability for severance payments or termination benefits, or any liability, forfeiture, fine or other obligation by virtue of any state, federal or local law, such liability or claim of liability shall be the sole responsibility of ADC, and ADC shall indemnify and hold harmless Purchaser for any losses resulting directly or indirectly from such liability or claim. POA shall be solely responsible for and shall pay or cause to be paid severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of events occurring after Closing. If any action on the part of P0A after Closing shall result in any liability or claim of liability for severance payments or termination benefits, or any liability, forfeiture, fine or other obligation by virtue of any state, federal or local law, such liability or claim of liability shall be the sole responsibility of POA, and POA shal.1 indemnify and hold harmless ADC for any losses resulting directly or indirectly from such liability or claim.

     16.5 Employee Benefit Plans. At Closing, Purchaser shall not assume anyresponsibility under any employee benefit plans maintained by ADC.

                               ARTICLE XVII.
                               DEFINITIONS

         17.1     Adjustments is as defined in Section 6,20.

         17.2     Affected Employees means those employees defined in Section
16.1.

         17.3 Effective Date means the later of (a) February 16, 1997 or (b) the first day of the month following the date of the Initial Public Offering of ProMedCo.

     17.4 Execution Date means the date this Asset Purchase Agreement is signed by allparties.

     17.5 Closing Date means the date all requirements set out in Article II have been fulfilled.

        17.6 Initial Public Offering (IPO) means an underwritten public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of ProMed.Co (other than a registration on Form S-8 relating solely to the sale of securities to participants in a ProMedCo stock plan or a registration on Forms S-3 or S-4 or any successor form.

     17.7 HCFA means the Health Care Financing Agency of the United States Government.

        17.8 Material Adverse Change means, with respect to ADC, ProMedCo or POA, any change in the business, results of operations, financial condition or liabilities thereof as a result of an event or occurrence, including but not limited to any legislative or regulatory change, revocation of license or rights to do business or revocation of professional licenses or right to practice medicine of physician partners or employees of ADC, loss of physicians, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God or other public force that is, or may reasonably be expected to be, material and adverse to POA and ProMedCo, taken as a whole, or ADC, as the case may be; provided, however, that as regards the ADC, any prospective change or changes that result directly or indirectly from any default of POA or ProMedCo in their roles as described in the Interim Services Agreement shall not constitute a Material Adverse Change.

        17.9 Non-recurring Revenues means revenues that are not in the ordinary course of business, or revenues that occurred during the period preceding December 31, 1995 that are not expected to occur in the future, and excluding any income guarantees to physicians or other recruitment incentives.

                                ARTICLE XVIII.
                                MISCELLANEOUS

        18.1 Press Release. Except as required by law, ADC shall not make any press releases or other public announcements relating to this Agreement or the transactions contemplated hereby without the prior written consent of ProMedCo.

     18.2 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and assigns.

     18.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes any prior agreements and understandings of the parties in connection therewith.

         18.4 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. ANY LITIGATION BROUGHT WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN THE STATE OF TEXAS.


         18.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         18.6 Headings. The subject headings of the Articles, Sections and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         18.7 Finders. Each party warrants to the other that no finder or broker has been engaged by it in this transaction and that no finder's or brokerage fees are due to any person as a result of this Agreement.

         18.8 No Third Party Benefit. Except as otherwise expressly provided, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto, any right, remedy, or claim, legal or equitable, under or by reason of this Agreement or any provision thereof.

         18.9 Materiality. For purposes of this Agreement, any reference to "material," Of materially," or similar phrase shall mean any material adverse effect upon the business, financial condition or the results of operations of the ADC taken as a whole.

         18.10 Arbitration. Any controversy or claim arising out-pf or relating to this Agreement or the breach thereof will be settled by binding arbitration in accordance with the rules of commercial arbitration of the American
Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall occur within the County of Taylor, State of Texas, unless the parties mutually agree to have such proceedings in sorn6 other locale. The arbitrator(s) may in any such proceeding award attorneys' fees and costs to the prevailing party.

         18.11 Assigment and Delegation. ProMedCo and POA shall have the right to assign their riahts hereunder to any person, firm or corporation controlling, controlled by or under common control with ProMedCo or POA and to any lending institution, for security purposes or as collateral, from which ProMedCo or POA obtains financing for itself and as agent. Except as set forth above, ProMedCo and POA shall not have the right to assign its rights and obligations hereunder without the written consent of ADC. ADC shall not have the right to assign its rights and obligations hereunder without the written consent of ProMedCo. ADC may not delegate any of ADC's duties hereunder, except as expressly contemplated herein; however, ProMedCo may delegate some of all of ProMedCo's duties hereunder to the extent it concludes, in its sole discretion, that such delegation is in the mutual interest of the parties hereto.

         18.12 Knowledge. Any representation, warranty or covenant qualifiled by the phrase "to ADC's knowledge," "known" or other similar phrase implying a limitation on the basis of knowledge is intended to indicate that none of the present members, officers, or administrators of ADC, or any of them has information which would give him or her actual knowledge contrary to the existence or non-existence of such facts.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year hereinabove first set forth.

                                PURCHASER:

                                PROMEDCO, INC.

                                By:_______________________
                                Name:____________________
                                Title:_____________________


                        PROMEDCO OF ABILENE, INC.

                        By:_______________________
                        Name:____________________
                        Title:_____________________


                        ADC:

                        ABILENE DIAGNOSTIC CLINIC, P.L.L.C.

                        By:________________________
                        Name:______________________
                        Title:_______________________







HLTHHOU:6431.8/29270-1

                                                  LIST OF EXHIBITS



1.1             Practice Assets

1.1.1           Excluded Assets

1.3             Liabilities Assumed

1.5             Form of Service Agreement

2.1             List of Physicians

2.2             Execution Date Summary Aging Report

2.3             Form of Stockholders Agreement

4. 1 (a)        Form of Bill of Sale

4. 1 (d)        Member Assurance Agreement

4.2(b)          Form of Assumption Agreement

4.3(e)          Form of Opinion of ADC's Counsel

4.4(g)          Form of Opinion of Purchaser's Counsel

5.1             Employment Agreements

6.2             Material Contracts

6.3(a)          Insurance - Property, Fire, Liability, Etc.

6.3(b)          Insurance - Malpractice Policies

6.3(c)          Insurance Coverage Denied and Malpractice Claims

6.5             Contracts of Sale, Security Interests, Etc.

6.7             Permits and Licenses

6.8             Third Party Consent--ADC

6.9             Tax Matters

6.10    List of Employee Benefit Plans

6.12            Property and Adverse Claims

6.13            Compliance with Applicable Laws

6.14            Employees; Employee Compensation

6.24            Liabilities

6.26            Membership Interest

6.27            Financial Statements

7.5             ProMedCo's Financial Statements

7.7             Stock Option Recipients